Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

LICENSING AGREEMENT

This Licensing Agreement (this “Agreement”) is made and entered into as of the date the both parties have signed this Agreement and effective January 20, 2005 (the “EFFECTIVE DATE”).

by and between

SIGMA-TAU Industrie Farmaceutiche Riunite S.p.A., a company incorporated under the laws of Italy whose registered office is at Viale Shakespeare 47, 00144 Rome, Italy (hereinafter referred to as “SIGMA-TAU”)

and

BioDelivery Sciences International, Inc., a Delaware corporation having a place of business at 2501 Aerial Center Parkway, Suite 205, Morrisville, NC 27560 (hereinafter referred to as “BDSI”).

WHEREAS,	BDSI has developed and is developing through its research activity and owns and/or controls PATENTS and the KNOW-HOW (as hereinafter respectively defined); and

WHEREAS,	SIGMA-TAU has developed and is developing through its research activity the COMPOUNDS (as hereinafter defined) and owns and/or controls the related know-how and patents; and

WHEREAS,	SIGMA-TAU desires to obtain from BDSI an exclusive license under such PATENTS and KNOW-HOW to use, offer for sale, sell, develop, manufacture, and have manufactured the PRODUCTS in the FIELD in the TERRITORY (as hereinafter respectively defined); and

WHEREAS,	BDSI is willing to grant to SIGMA-TAU such license under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the parties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1 -	DEFINITIONS

The following terms as used in this Agreement have the meanings set forth below:

1.1	“AFFILIATED COMPANIES” or “AFFILIATES” means: (i) any entity, more than fifty percent (50%) of the voting equity interests of which is owned and/or controlled directly or indirectly by the referenced party; (ii) any entity which directly or indirectly owns and/or controls more than fifty percent (50%) of the voting equity interests of the referenced party; (iii) any entity which is directly or indirectly under common control of the referenced party through common shareholding or which is directly or indirectly under common control of the respective shareholders of the referenced party. For purposes of this Agreement, only Arius Pharmaceuticals, Inc., a Delaware corporation, shall be deemed to be an AFFILIATE or AFFILIATED COMPANY of the Company.

1.2	“AGENCY” means any regulatory authorities, including but not limited to, the U.S. Securities and Exchange Commission, the EMEA and FDA and other agencies responsible for granting any marketing registration or pricing approval, if applicable, necessary so the PRODUCTS may be marketed in the TERRITORY.

1.3	“COMPOUNDS” means the four chemical compounds listed on Exhibit B attached hereto, covered by certain patents and know-how owned or under the CONTROL of SIGMA-TAU or its AFFILIATES. With the prior written approval of BDSI, other chemical compounds for use within the FIELD may be added from time to time by SIGMA-TAU or its AFFILIATES.

1.4	“CONTROL” means possession of the ability, whether by ownership or license, to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangements with any third party.

1.5	“EFFECTIVE DATE” shall have the meaning set forth in the introductory paragraph.

1.6	“EMEA” means the European Agency for the Evaluation of Medicinal Products and any successor agency thereto.

1.7	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.8	“FIELD” means solely for use of the PRODUCTS in oncology, cardiovascular and immunology pharmaceuticals.

1.9	“IND” means an Investigational New Drug Application filed with the FDA or a corresponding application filed with an AGENCY with respect to development of the COMPOUNDS into a PRODUCT in the FIELD applicable in any country in the TERRITORY.

1.10	“KNOW-HOW” means all information and data, technical information, trade secrets, specifications, instructions, processes, formulae, expertise and information relating to the PATENTS in the FIELD which are: (i) developed and owned by or under the CONTROL of BDSI or any AFFILIATE thereof as of the EFFECTIVE DATE or during the term of this Agreement and (ii) used or potentially useable by SIGMA-TAU in connection with the development, registering, using, manufacturing and commercializing of the PRODUCTS in the FIELD.

1.11	“MARKETING AUTHORIZATIONS” mean the authorizations issued by the AGENCY which are necessary for the marketing, use, distribution and sale of the PRODUCTS in the TERRITORY.

1.12	“NET SALES” mean, with respect to the PRODUCTS, the proceeds actually derived from the sales of the PRODUCTS by SIGMA-TAU or any of its AFFILIATES to independent third party in the FIELD in the TERRITORY less: (i) trade and cash discounts actually allowed, (ii) credits or allowances for damaged, outdated or returned PRODUCTS actually paid, (iii) reasonable transportation and handling charges, (iv) reasonable insurance expenses and (v) value added tax and sales taxes imposed directly upon such sale, if any.

1.13	“PATENTS” means: (i) all the patents and the patent applications relating to drug cochleate composition, cochleate delivery system (including but not limited to, BDSI’s lipid-based cochleate delivery system) and cochleate formulations developed and owned by or under the CONTROL of BDSI or any AFFILIATE thereof as of the EFFECTIVE DATE, as specifically set forth and described on Exhibit A attached hereto and/or related or similar patents and patent applications relating to such delivery systems owned by or under the CONTROL of BDSI or any AFFILIATE thereof during the term of this Agreement; (ii) all patents arising from said applications and all patents and/or patent applications based upon and/or claiming the priority date(s) of any of the foregoing; (iii) any additions, divisions, continuations, continuations-in-part, amendments, amalgamations and reissues of such applications or patents; (iv) any confirmation, importation or registration patents thereof or therefor; and (v) any extensions and renewals of all such patents and/or patent applications in whatever legal form and/or by whatever legal title they are granted, including but not limited to, Supplementary Protection Certificate(s) or equivalent.

1.14	“PRODUCTS” means any product in finished pharmaceutical form for use and sale in the FIELD containing the COMPOUNDS formulated with and incorporating the PATENTS and KNOW-HOW and covered by a VALID CLAIM.

1.15	“ROYALTY CALENDAR YEAR” means each calendar year (January 1 - December 31) during the term hereof provided that the first ROYALTY CALENDAR YEAR shall begin on the first day of the month during which the PRODUCTS is first launched in a country of the TERRITORY and shall end on December 31 of the following calendar year.

1.16	“STEERING COMMITTEE” means a committee with the authority to determine, approve and coordinate any research and development activities connected with the PRODUCTS which may be brought to the attention of said committee throughout the term of this Agreement by either party.

1.17	“TERRITORY” means all the countries of the world.

1.18	“TRADEMARK” means any and all trademarks, their back-ups and clones, which shall be chosen, owned, filed, registered under SIGMA-TAU’s name and at its cost, or which is under the CONTROL of SIGMA-TAU or of any of its AFFILIATED COMPANIES and shall be used to identify the PRODUCTS (when commercialized) in the TERRITORY, including domain names.

1.19	“VALID CLAIM” means, on a country-by-country basis, a granted claim within the PATENTS, which has not been held invalid and/or unenforceable in a decision of a patent office, court or other government agency of competent jurisdiction, unappealable or unappealed within the time frame allowed for appeal.

It is understood that the definitions above shall have the same meaning regardless of whether a term is used in the singular or plural form.

2 -	GRANT OF RIGHTS

BDSI hereby grants to SIGMA-TAU and SIGMA-TAU hereby accepts the sole and exclusive license under the PATENTS and the KNOW-HOW to use, offer for sale, sell, develop, manufacture, and have manufactured the PRODUCTS in the FIELD in the TERRITORY, with the right to grant sublicenses relating only to PRODUCTS in the FIELD in the TERRITORY. Any such sublicense shall be in substantially the same form and contain all of the material terms contained in this Agreement.

3 -	EXCHANGE OF INFORMATION; CONFIDENTIALITY

3.1	Promptly after the EFFECTIVE DATE, BDSI agrees to make available to SIGMA-TAU all the KNOW-HOW.

3.2	To the best of BDSI’s knowledge, BDSI represents and warrants that the PATENTS are in full force and effect and have been maintained to date. BDSI shall periodically disclose to SIGMA-TAU on an ongoing basis during the term of this Agreement any other PATENTS and KNOW-HOW under the CONTROL of BDSI useful to SIGMA-TAU in order to develop, register, make, have made, use and commercialize the PRODUCTS in the FIELD in the TERRITORY.

3.3	It is acknowledged and agreed that the existing and/or already conceived inventions, discoveries and technologies of SIGMA-TAU and BDSI are their separate property and are not affected by this Agreement. Any and all inventions, discoveries or improvements, whether patentable or not, relating to cochleated COMPOUNDS and any analogs or derivatives thereof conceived and/or reduced to practice solely or jointly by employees of BDSI and/or SIGMA-TAU under this Agreement (“Inventions”) shall be the sole and exclusive property of SIGMA-TAU, provided that any Inventions consisting of improvements to the PATENTS and KNOW-HOW that exist independently of the COMPOUNDS (the “BDSI Technology Inventions”) shall be the sole and exclusive property of BDSI. The Parties shall execute any and all agreements, including assignments or licenses as appropriate, to effectuate ownership as contemplated by this Section 3.3. The Parties agree to maintain common ownership between patentably indistinct Inventions.

3.4

In order to facilitate the flow of information between the parties under this Agreement, the parties shall form a STEERING COMMITTEE composed of an even number of members equally designed by each of the parties. The STEERING COMMITTEE shall use its commercially reasonable efforts ensure a good communication and the necessary flow of information between the parties. Meetings of the STEERING COMMITTEE shall be held at locations designated by the parties on a quarterly basis or as the STEERING COMMITTEE may otherwise deem necessary and may be held by teleconference or videoconference. At these meetings, progress of the work over the preceding period shall be discussed and the parties will discuss, formulate and agree to plans, including but not limited to the DEVELOPMENT PLAN (as defined in Section 4.1 below) and other plans and strategy for achieving the goals of the collaboration. Also, at these meetings each party will supply the other with progress reports summarizing any and all pre-clinical, clinical and technical activities conducted over the prior three-month period. At these meetings, either party shall be entitled to ask and to receive from the other party any detail on any and all aspects of the activities performed by the other party.

3.5	SIGMA-TAU and BDSI agree to keep and have kept in strict confidence all Confidential Information (as defined below) received from the other party under the terms of this Agreement. SIGMA-TAU and BDSI agree to use Confidential Information only for the purposes of this Agreement and pursuant to the rights granted to, respectively, SIGMA-TAU and BDSI under this Agreement and in no way harmful to or competitive with the other party. In particular, SIGMA-TAU and BDSI agree not to disclose such information and data to any third party other than:

(i)	their respective AFFILIATED COMPANIES; or

(ii)	their respective officers, directors, employees, AFFILIATES, agents and representatives, but solely to the extent necessary for furthering the purposes of this Agreement, provided that any such person or entity agrees in writing to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

SIGMA-TAU acknowledges that, in addition to protecting the legitimate business purposes of the parties hereto, a purpose of the foregoing confidentiality provisions is so that BDSI may maintain compliance with Regulation FD promulgated by the Securities and Exchange Commission.

Notwithstanding the foregoing, each party may disclose Confidential Information: (i) to any AGENCY to the extent that such disclosure: (A) is necessary for the purposes of this Agreement and/or (B) is legally required or (ii) pursuant to any subpoena or valid order of a court or any other governmental body. The receiving party may only make the foregoing permitted disclosures if it limits disclosure to that purpose, after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to take steps to object to or to limit such disclosure. In the event of disclosures required by law, the receiving party shall cooperate with the disclosing party as reasonably requested thereby.

As used in this Agreement, the term “Confidential Information” means, with respect to either party, as the case may be, any oral or written knowledge, trade secrets, technical data, mechanical equipment, know-how or other information of any kind, including, but not limited to, that which relates to research, data, algorithms, formulae, chemical entities, compounds, reaction maps, mixtures, product plans, products, services, customers, organization, markets, software, developments, inventions, patents and other intellectual property, manufacturing processes, methods, designs, drawings, product or satisfaction surveys, questionnaires, marketing or finances and any written or oral plans, lists or other documentation of a party, regardless of how memorialized. Without limiting the generality of the foregoing, Confidential Information includes any reports or documents created by the receiving party that include, summarize or refer to the disclosing party’s Confidential Information disclosed hereunder.

The term “Confidential Information” does not include information that: (i) is in the possession of the receiving party at the time of disclosure without violation of any duty to the disclosing party, as shown by the receiving party’s files and records immediately prior to the time of disclosure, (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; or (iii) is approved by the disclosing party, in writing, for release.

Neither party receiving Confidential Information hereunder shall use such Confidential Information to contest or challenge any protected rights or applications for protection of rights of the disclosing party hereunder concerning any matters addressed in the Confidential Information, and the receiving party shall refrain from undertaking any action which, to its knowledge, could affect such protected rights or impede any applications by using Confidential Information.

3.7	The confidentiality obligations herein contained shall last during and for a period of beginning on the EFFECTIVE DATE and ending on the later to occur of: (i) the EXPIRY DATE (as defined in Section 11.1 hereof) or (ii) ten (10) years after the pre-EXPIRY DATE termination of this Agreement.

3.8	Each party agrees that its obligations hereunder with respect to the confidentiality and use of the other party’s Confidential Information (the “Confidentiality Provisions”) are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of any Confidentiality Provision. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to obtain injunctive relief against the threatened breach of the Confidentiality Provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

4 -	DEVELOPMENT

4.1	SIGMA-TAU shall be responsible for conducting pre-clinical, clinical and other trials necessary or advisable to process encochleated COMPOUNDS in order to register and commercialize the PRODUCTS in the FIELD in the TERRITORY. As soon as possible after signature hereof (the parties envisage within sixty (60) days from EFFECTIVE DATE), and provided that BDSI fulfils its obligations under Sections 3.1 and 3.2 above, SIGMA-TAU and BDSI shall mutually agree upon a plan setting forth the respective duties and responsibilities for, among other matters as may be agreed to, the encochleation of the COMPOUNDS and the development and registration of the PRODUCTS in the FIELD (hereinafter referred to as

“DEVELOPMENT PLAN”). Such DEVELOPMENT PLAN may be amended from time to time during the term of this Agreement with the agreement of SIGMA-TAU and BDSI.

BDSI agrees to use its commercially reasonable efforts to provide to SIGMA-TAU two (2) cochleate formulations with respect to two (2) COMPOUNDS (to be mutually agreed upon by SIGMA-TAU and BDSI) by March 31, 2005. SIGMA-TAU shall use its commercially reasonable efforts to: (i) begin the testing of COMPOUNDS formulated with and incorporating the PATENTS and KNOW-HOW within thirty (30) days of receipt of same from BDSI and (ii) inform BDSI of the results of such testing and SIGMA-TAU’s view of subsequent next development and/or marketing and commercialization steps with respect to such COMPOUNDS within one hundred twenty (120) days of initial receipt of such COMPOUNDS from BDSI. In addition, SIGMA-TAU shall use its commercially reasonable efforts to complete all pre-clinical and clinical studies necessary to file the MARKETING AUTHORIZATION for the PRODUCTS in the FIELD in the TERRITORY within the timeframes contemplated in the DEVELOPMENT PLAN. Other cochleate formulations with respect to the COMPOUNDS will be provided by BDSI to SIGMA-TAU within the timeframes contemplated in the DEVELOPMENT PLAN.

4.2	BDSI shall cooperate with and provide assistance to SIGMA-TAU or its designee, free of charge, through development activities, documentation, consultation and face-to-face meetings, to enable SIGMA-TAU or its designee in an efficient and timely manner to proceed with development, registration, manufacturing and commercialization of the PRODUCTS, including but not limited to providing such assistance, consultation and documentation relating to SIGMA-TAU’s activities as set forth in Section 4.1 hereof. BDSI shall use its commercially reasonable efforts as requested to support SIGMA-TAU in such efforts.

4.3	SIGMA-TAU shall own all the data of any kind generated by any clinical study conducted by SIGMA-TAU and SIGMA-TAU will own the new drug application or submission filed by SIGMA-TAU with any AGENCY to obtain the MARKETING AUTHORIZATION in any country of the TERRITORY. SIGMA-TAU will also own all MARKETING AUTHORIZATIONS. BDSI shall have the right, however, to use such data for purposes of demonstrating the safety and efficacy of encochleation to potential licensees of rights under the PATENTS for products not related to the PRODUCTS or COMPOUNDS. Prior to any such demonstration, BDSI shall remove from such data any information related to the identity of the COMPOUNDS, and the identity of SIGMA-TAU and any AFFILIATED COMPANIES.

5 -	COMMERCIALIZATION

5.1	SIGMA-TAU shall bear the full costs, expenses and liabilities in the TERRITORY for the registration, use, manufacture and commercialization of the PRODUCTS in the FIELD, and the creation, if any, of associated marketing collaterals, inserts, advisory information or material or the like, including any translations thereof. The PRODUCTS will be manufactured directly or indirectly by SIGMA-TAU. SIGMA-TAU shall use its commercially reasonable efforts to commence and complete registration, manufacturing and commercialization activities of the PRODUCTS as soon as they have been developed pursuant to the DEVELOPMENT PLAN.

5.2	SIGMA-TAU undertakes to exercise commercially reasonable efforts to commence sales of the PRODUCTS as soon as possible after the date of the obtaining of the first MARKETING AUTHORIZATIONS (including pricing approvals, if applicable). SIGMA-TAU agrees to keep BDSI informed about the progress made in the preparation of the launching of the PRODUCTS in the TERRITORY and of the date of such launching. The appropriate timing for launching and whether or not to launch the PRODUCTS in a particular country of the TERRITORY will be decided by SIGMA-TAU only.

5.3	During the term of this Agreement, following first commercial sale of PRODUCTS in any country of the TERRITORY (after all required approvals including marketing and pricing approvals, if applicable, have been obtained) SIGMA-TAU shall furnish to BDSI once each quarter a written report for the calendar quarter showing the NET SALES in unit and value by SIGMA-TAU in each country of the TERRITORY during the reporting period and the royalties payable according to Section 6.3 hereof. Reports shall be due within thirty (30) days following the close of each calendar quarter.

5.4	The TRADEMARK will be selected by SIGMA-TAU and communicated to BDSI. SIGMA-TAU will commercialize the PRODUCTS under the TRADEMARK. The TRADEMARK may vary by country if necessary and so permitted by the applicable laws and regulations. The TRADEMARK shall be owned, controlled and maintained (including but not limited to filing, watching, renewals) by SIGMA-TAU.

5.5	SIGMA-TAU will keep complete, true and accurate books of accounts and records sufficient to support calculation of NET SALES and all royalties payable to BDSI under this Agreement. Such books and records will be kept at SIGMA-TAU for at least three (3) years after the end of the ROYALTY CALENDAR YEAR to which they pertain, and will be open at all reasonable times for inspection (either in person or by transmitted documentation) by a representative of BDSI for verification of royalty statements or compliance with other aspects of this Agreement. The BDSI representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to SIGMA-TAU. In the event such audit reveals an underpayment by SIGMA-TAU, SIGMA-TAU will, within thirty (30) days, pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by SIGMA-TAU of more than five percent (5%) of the amount due, SIGMA-TAU will pay interest on the royalty due in excess of the royalty actually paid at the LIBOR rate then in effect. In either event, SIGMA-TAU will pay all of BDSI’s costs in conducting the audit.

6 -	CONSIDERATION

6.1	In consideration of any and all rights granted to SIGMA-TAU under this Agreement, SIGMA-TAU shall pay to BDSI a royalty of ***% (*** percent) [CONFIDENTIAL TREATMENT REQUESTED] on all NET SALES of any PRODUCT in the FIELD in the TERRITORY (the “Royalty Payments”). SIGMA-TAU shall pay to BDSI such royalties with respect to any ROYALTY CALENDAR

YEAR on a calendar quarter basis, within forty five (45) days of the end of each calendar quarter in reference. All Royalty Payments shall be made by wire transfer in U.S. dollars at the exchange rate between Euros and U.S. Dollars prevailing at the date of payment as reported by the Wall Street Journal.

No Royalty Payments shall accrue on the sales by SIGMA-TAU of PRODUCTS to its AFFILIATED COMPANIES or sublicensees or distributors or agents as well as on any transactions between such entities. Royalty Payments shall accrue only on sales by SIGMA-TAU or its AFFILIATES to third parties in arm’s length transactions. SIGMA-TAU shall be responsible to BDSI for the compliance of each of SIGMA-TAU’s AFFILIATED COMPANIES, sublicensees, distributors and agents with the obligations due under this Agreement, including, but not limited to, the obligation to pay Royalty Payments under this section 6.1 upon sales of PRODUCTS by or through such AFFILIATED COMPANIES, sublicensees, distributors or agents.

6.2	Any taxes (other than value added taxes) SIGMA-TAU is required by the local authorities to pay or withhold on behalf of BDSI with respect to the money payable to BDSI under this Agreement shall be deducted from the amount of such payments, provided, however, that with regard to any such deduction SIGMA-TAU shall give BDSI such assistance as may be necessary to enable or assist BDSI to claim exception therefore (under Italian and other applicable laws as well as any applicable treaties or conventions) and shall give BDSI proper evidence as to payment of the tax. Any other taxes due in the Territory and arising out of or in connection with SIGMA-TAU exercise of the rights granted herein shall be borne by SIGMA-TAU.

6.3	In the event it is necessary for SIGMA-TAU to obtain a license from any unaffiliated third party under any patent or other intellectual property right having claims related specifically to the PATENTS and/or the KNOW-HOW and is obligated to pay a royalty to such unaffiliated third party or parties in any country in order to develop the PRODUCTS in the FIELD for which royalties are due under this Agreement, then SIGMA-TAU shall have the right to deduct the amount of such royalties which SIGMA-TAU pays to such unaffiliated party or parties for such product, in such country in a calendar quarter, from the royalties to be paid to BDSI under Section 6.3 hereof for such PRODUCT in such country in a calendar quarter. Any excess in the amount of royalties paid by SIGMA-TAU to an unaffiliated third party or parties over the amount of royalties payable to BDSI under this Agreement, shall be carried forward to future calendar quarters until such excess amounts are fully exhausted.

6.4	Without limiting the generality of the foregoing, BDSI shall remain responsible for any royalty obligations due to third parties under the PATENTS and/or the KNOW-HOW which have been licensed to BDSI and are sub-licensed to SIGMA-TAU hereunder. BDSI will not be entitled to add such royalties due to third parties to the royalty rates set forth in Section 6.3 hereof.

7 -	PATENT RIGHTS

7.1	For the entire term of this Agreement, BDSI shall file, maintain and prosecute the PATENTS at its own cost and expense.

7.2	Each party shall advise the other promptly upon its becoming aware of any third party infringement of the PATENTS or misappropriation of the KNOW-HOW. BDSI shall have the right to take, at its cost and expense, any actions necessary in order to restrain such infringement or misappropriation and SIGMA-TAU will have the right to cooperate in such attempt to restrain such infringement or misappropriation. SIGMA-TAU may be represented by counsel of its own choice, at its own expense at any suit or proceeding brought to restrain such infringement. After both parties have been reimbursed for their expenses in bringing such suit or proceeding, any further recovery obtained as a result of such action, whether by judgment, award, decree or settlement, shall be the property of the party or parties suffering damage, each in proportion to relative damage suffered.

7.3	Should any settlement or judicial finding which is reviewable by a higher authority arise as a result of such action, then BDSI and SIGMA-TAU shall reasonably consult before accepting any settlement or judicial finding which is reviewable by a higher authority.

7.4	For the avoidance of doubt, any and all intellectual property rights relating solely to the COMPOUNDS shall be owned by SIGMA-TAU.

8 -	REPRESENTATIONS AND WARRANTIES

8.1	Each of SIGMA-TAU and BDSI warrant and represent to the other that it has the full right and authority to enter into the Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

8.2	BDSI warrants and represents that it is not aware of any written asserted or unasserted claims, judgments, settlements or demands against the PATENTS and KNOW-HOW.

8.3	BDSI warrants and represents that all of its PATENTS useful for the PRODUCTS in the FIELD have been disclosed to SIGMA-TAU and are listed in Exhibit A of this Agreement. BDSI warrants and represents that as of the EFFECTIVE DATE it owns or has the exclusive right to grant licenses and sublicenses with respect to PATENTS useful for the PRODUCTS in the FIELD without the consent or approval of any third party. SIGMA-TAU warrants and represents that as of the EFFECTIVE DATE it owns or has the exclusive right to grant licenses and sublicenses (and otherwise engage in the activity contemplated hereunder) with respect to the COMPOUNDS without the consent or approval of any third party.

8.4	BDSI warrants and represents that, as of the EFFECTIVE DATE, it is not aware that the PRODUCTS infringe any third party intellectual property right. Nothing in this Agreement will be construed as a warranty or representation that the manufacture, use, sale, offer for sale or importation, of any PRODUCT are free from infringement or misappropriation of a third party’s intellectual property rights.

8.5	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED,

INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, USEFULNESS OR FITNESS FOR A PARTICULAR PURPOSE.

9 -	FORCE MAJEURE

Neither of the parties shall be liable for failure to perform its obligations under this Agreement when occasioned by contingencies unavoidable or beyond its control, which may include without limitation, strikes or other work stoppages, lock outs, riots, wars, delay of carriers, governmental laws or enactments, provided that such contingencies are unavoidable or beyond the control of any party hereto. The party so affected shall give notice promptly to the other party in writing of the event of force majeure, and, thereupon, the affected party shall be excused from those of its obligations hereunder which it is unable to perform because of that event of force. Should one party fail to perform and fulfill its obligations stated above for more than ninety (90) consecutive days or more, the parties agree to negotiate in good faith either (i) to resolve the contingencies or find an alternative solution, if possible; (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such contingencies; or (iii) to terminate this Agreement upon the terms and conditions agreed upon at that time.

10 -	LIABILITY AND INDEMNIFICATION

10.1	SIGMA-TAU hereby agrees to save, defend, indemnify and hold BDSI and its respective officers, directors, employees, independent contractors, agents, and assigns, harmless from and against any and all suits, claims, actions, demands, liabilities, expenses or loss (including attorneys’ fees) resulting directly or indirectly from:

(i)	SIGMA-TAU’s negligence or willful misconduct in developing, registering, manufacturing, selling or using the PRODUCTS in the FIELD;

(ii)	SIGMA-TAU negligence or willful misconduct in its performance pursuant to this Agreement;

(iii)	SIGMA-TAU material breach of any of the covenants, warranties and representations made to SIGMA-TAU under this Agreement;

(iv)	SIGMA-TAU violation of any applicable law or regulations.

SIGMA-TAU shall only be obligated to so indemnify and hold BDSI harmless to the extent that such liability, damage, loss, cost or expense does not arise from the negligence or willful misconduct of BDSI or its AFFILIATES.

10.2	BDSI hereby agrees to save, defend, indemnify and hold SIGMA-TAU and its AFFILIATES, and their respective officers, directors, employees, independent contractors, agents, and assigns, harmless from and against any and all suits, claims, actions, demands, liabilities, expenses or loss (including attorneys’ fees) resulting directly or indirectly from:

(i)	Any use by SIGMA-TAU and/or its AFFILIATES of the PATENTS and KNOW-HOW in connection with the development and commercialization of the PRODUCTS;

(ii)	BDSI’s negligence or willful misconduct in its performance pursuant to this Agreement;

(iii)	BDSI’s material breach of any of the covenants, warranties and representations made to SIGMA-TAU under this Agreement;

(iv)	BDSI’s violation of any applicable law or regulations.

BDSI shall only be obligated to so indemnify and hold SIGMA-TAU harmless to the extent that such liability, damage, loss, cost or expense does not arise from the negligence or willful misconduct of SIGMA-TAU or its AFFILIATES.

10.3	BDSI and SIGMA-TAU shall promptly notify each other of any claims or suits as to which this indemnification applies. Neither BDSI nor SIGMA-TAU shall agree to any settlement terms with respect to such claim or suit without the prior written consent of the other, such consent not to be unreasonably withheld. BDSI and SIGMA-TAU may, at their own expense, retain their own counsel in connection with such claim or suit.

10.4	EXCEPT WHERE OTHERWISE STATED AND EXCEPT WITH RESPECT TO CLAIMS ARISING OUT OF MISUSE, UNAUTHORIZED OR MISAPPROPRIATE USE OF INFORMATION OR INTELLECTUAL PROPERTY BY A PARTY HERETO, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFITS OR REVENUE, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11 -	TERM AND TERMINATION

11.1	This Agreement shall enter into full force and effect at the EFFECTIVE DATE. This Agreement shall remain in force on a country-by-country basis until the expiration of the last to expire of the PATENTS in such country of the TERRITORY having at least one VALID CLAIM covering the relevant PRODUCTS, their use or manufacture, to the extent such VALID CLAIM could be enforced against SIGMA-TAU’s activities if not for the license granted hereunder (hereinafter referred to as the “EXPIRY DATE”).

11.2	After the EXPIRY DATE, SIGMA-TAU shall have the right to use the KNOW-HOW free of charge.

12 -	TERMINATION AND RULES POST TERMINATION

12.1	In the event either party shall be in breach of any material obligation hereunder, the non-breaching party may give written notice to the other party specifying the claimed particulars of such breach, and in the event such material breach is not cured, or effective steps to cure such material breach have not been initiated or are not thereafter diligently pursued, within sixty (60) days following the date of such written notification, the non breaching party shall have the right thereafter to terminate this Agreement by giving thirty (30) days prior written notice to the other party to such effect.

12.2	Either party may terminate the Agreement without notice if the other party becomes insolvent, makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party (except for involuntary bankruptcies which are dismissed within ninety (90) days), or has a receiver or trustee appointed for substantially all of its property.

12.3	In the event this Agreement is terminated before the EXPIRY DATE by BDSI under Section 12.1 or Section 12.2 hereof, SIGMA-TAU shall no longer make any use of the license herein granted in connection with the PRODUCTS and shall promptly send back free of charge to BDSI, the data and information furnished by BDSI hereunder so far, including without limitation the KNOW-HOW.

12.4	Upon any early termination of this Agreement by BDSI under Section 12.1 and Section 12.2 hereof, SIGMA-TAU shall have the right to sell off any inventory of PRODUCTS during the six (6) months following the termination hereof, on condition that SIGMA-TAU pays BDSI the due earned royalty and consideration thereon.

12.5	The right of either party to terminate this Agreement as provided hereinabove shall not be affected in any way by its waiver of or failure to take actions with respect to any previous default.

13 -	MISCELLANEOUS

13.1	Modifications. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either party hereto unless in writing and signed by both parties.

13.2	Captions. All Section and Article captions in this Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

13.3	Assignment. Unless consent in writing is first obtained from the other party, this Agreement and the rights granted herein shall not be assignable by either party hereto, except to a successor to all or substantially all of its business by way of merger, consolidation, asset sale or other similar transaction. Any attempted assignment without consent shall be void. Any permitted assignee shall assume all obligations of its assignor under the Agreement. Notwithstanding the foregoing, SIGMA-TAU may assign this Agreement to any of its AFFILIATES without the consent of BDSI provided that prior written notice of such assignment is given to BDSI.

13.4	Survivability. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the obligations pursuant to Article 3, Article 10, Article 11, Article 12, Section 13.6, Article 14 and this Section 13.4 shall survive termination of this Agreement.

13.5	Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements and representations whether written or oral.

13.6	Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by overnight courier (prepaid) or if delivered by facsimile transmission, to BDSI (Facsimile number: + (919) 653-5161, Attn: Dr. Mark Sirgo) or SIGMA-TAU (Facsimile number: 0039 06 91394235, Attention: General Counsel) at their respective addresses set forth in the introductory paragraph hereof and/or the facsimile numbers set forth in this Section 13.6. Any party hereto may, by notice properly given, change its address for future notice hereunder. Notice shall be deemed to have been given: (a) upon personal delivery, if delivered by hand or by mail, postage prepaid, or (b) on the business day received if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service.

13.7	Violation. If any of the provisions of this Agreement are held to be void or unenforceable with regard to any particular country or all countries of the TERRITORY, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties.

13.8	Counterparts. This Agreement may be executed in two or more counterparts, each of which may be delivered by facsimile transmission and all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

13.9	No Waiver. The waiver of and relief from any breach or non-fulfillment of any term and condition of this Agreement does not constitute a waiver of or relief from any other breach or non-fulfillment of that or any other term and condition.

13.10	Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party including, without limitation, any creditor of any party hereto. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

13.11	Relationship of the Parties. None of the provisions of this Agreement shall be deemed to constitute a partnership, joint venture or agency between the parties and neither of the parties shall have any authority to bind the other party in any way other than pursuant to the terms of this Agreement.

14 -	LAW, DISPUTE RESOLUTION AND JURISDICTION

14.1	This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey, USA, without regard to those provisions which govern conflict of laws.

14.2	In the event of any controversy or claim arising out of or relating to this Agreement or breach thereof, the parties shall try to settle those conflicts amicably between themselves. Should they fail to agree, BDSI and SIGMA-TAU: (i) hereby irrevocably submit to the exclusive jurisdiction of the United States District Court, the State courts and other courts of the United States sitting in Newark, New Jersey for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waive, and agree not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. BDSI and SIGMA-TAU consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law. The provisions of this Section 14.2 shall not be construed to limit the rights of the parties under Section 3.8 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized officers effective as of the EFFECTIVE DATE.

SIGMA-TAU Industrie Farmaceutiche Riunite S.p.A.	BioDelivery Sciences International, Inc.,

/s/ Emilio Platel	/s/ Francis E. O’Donnell, Jr., M.D.
Signature	Signature

Emilio Platel	Francis E. O’Donnell, Jr., M.D.
Name	Name

COO	Chairman and CEO
Title	Title

Date: January 20, 2005	Date: January 17, 2005

[Signature Page to Licensing Agreement]

Exhibit A

PATENTS

Docket No./Title/Country	Appln No./ Patent No.
BSZ-005: Liposome Methods and Composition

US	4,663,161

BSZ-005DV: Reconstituting Viral Glycoproteins Into Large Phospholipid Vesicles

US	4,871,488

BSZ-006: Protein-or Peptide-Cochleate Vaccines and Methods of Immunizing Using the Same BSZ-006CP: Stabilizing And Delivery Means of Biological Molecules

US	5,643,574

Int’l (PC)	US94/10913

Canada	2,169,297

Australia	689505

Europe (incl.)	0 722 338

Great Britain	94930484.4

Sweden	0 722 338

Austria	0 722 338

Switzerland	E 20 3413

Ireland	0 722 338

Italy	0 722 338

France	0 722 338

Germany	0 722 338

US (CN)	08/629,923

US (CP)	5,840,707

Int’l (CP2PC)	US96/01704

Australia(CP2AU1)	49748/96

Australia(CP2AU2)	32599/00

Australia(CP2AU3)	2002300615

Canada(CP2CA)	2,212,238

Europe (CP2EP)	96906334.6

Japan (CP2JP)	8-525713

US (CP3)	5,994,318

Int’l (CP3PC)	US97/02632

Canada (CP3CA)	2,246,754

BSZ-007: Protein-Lipid Vesicles and Autogenous Vaccine Comprising The Same

US	5,834,015

US (CP)	6,165,502

Int’l (PC)	US97/08422

Docket No./Title/Country	Appln No./ Patent No.
Australia	722647

Canada	2,264,646

Europe	97940721.0

Japan	10-513692

BSZ-009: Nanocochleate Formulations, Process of Preparation and Method of Delivery of Pharmaceutical Agents

US	6,153,217

Int’l (PC)	US00/01684

Australia	3213/00

Canada	2,358,505

Europe	00 909 961.5

Japan	2000-594446

US (CP)	09/613,840

US (CPCN)	10/421,358

Int’l (CPPC)	US01/02299

Australia (CPAU)	31114/01

Canada (CPCA)	2,397,792

Europe (CPEP)	01 903 273.9

Japan (CPJP)	2001-552865

BSZ-010: Cochleates From Purified Soy Phosphatidylserine

US	10/105,314

US (CN)	10/304,567

Int’l (PC)	PCT/US03/09562

AU	2003224796

CA	2480265

EP	03 72 1486.3

JP	2003-579752

BSZ-014: Geodate Delivery Vehicles

US (PR)	60/422,989

US (PR)	60/440,284

US	10/701,364

PCT	PCT/US03/35136

BSZ-016: Rigid Liposomal Compositions

US (PR)	60/531,546

US (PR)	60/565,120

PCT	not yet assigned

BSZ-017: Cochleate Preparations of Fragile Nutrients

US (PR)	60/440,120

Docket No./Title/Country	Appln No./ Patent No.
US (PR)	60/465,754

US	10/759,381

PCT	PCT/US04/01236

BSZ-018: Antisense Cochleates

US (PR)	60/461,483

US (PR)	60/463,076

BSZ-020: Cochleates Including Aggregation Inhibitors

US (PR)	60/502,557

US(PR)	60/537,252

BSZ-023: Novel Encochleation Methods, Cochleates and Methods of Use

US (PR)	60/499,247

US(PR)	60/532,755

BSZ-038: Replacement Enzyme Cochleates

US (PR)	60/541,707

BSZ-039 Apoprotein Cochleate Compositions

US (PR)	60/540,269

BSZ-049 Cochleate Compositions Directed Against Expression of Proteins

US	10/822,235

PCT	PCT/US04/011020

BSZ-050 Novel Encochleation Methods, Cochleates and Methods of Use

US	10/822,230

PCT	PCT/US04/011026

Exhibit B

COMPOUNDS

**[CONFIDENTIAL TREATMENT REQUESTED FOR THIS EXHIBIT]**

B-1